Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 18, 2020 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.103781 per unit, payable on June 29, 2020, to unitholders of record on May 29, 2020. Marine’s 2019 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.103781 per unit is higher than the $0.065452 per unit distributed last quarter. As compared to the previous quarter, the volume of oil produced and included in this distribution has increased while the volume of natural gas produced has decreased. The price realized for oil increased while the price for natural gas produced and included in the current distribution decreased compared to the previous quarter. This distribution is higher than the $0.059910 per unit distributed in the comparable quarter in 2019. As compared to the comparable quarter in 2019, the price realized for oil increased while the price realized for natural gas has decreased. The volumes for both oil and natural gas produced and included in the current distribution have increased compared to this time last year.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Simmons Bank, Trustee
Toll Free – 1.855.588-7839